Exhibit 10.1

Execution Copy

FIRST AMENDMENT

FIRST AMENDMENT, dated as of April 2, 2009 (this “Amendment”), to and under the Amended and Restated Term Loan Agreement, dated as of June 21, 2005 and amended and restated as of April 4, 2007 (the “Loan Agreement”), among Eddie Bauer Holdings, Inc. (“Holdings”), Eddie Bauer, Inc. (the “Borrower”), the several lenders from time to time party to the Loan Agreement (collectively, the “Lenders”), Goldman Sachs Credit Partners L.P., as syndication agent (in such capacity along with any successor, the “Syndication Agent”), and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders (in such capacity along with any successor, the “Administrative Agent” and, together with the Syndication Agent, the “Agents”).

W I T N E S S E T H :

WHEREAS, Holdings, the Borrower, the Lenders and the Agents are parties to the Loan Agreement; and

WHEREAS, Holdings and the Borrower have requested that the Lenders agree to amend and waive certain provisions of the Loan Agreement and the Lenders are agreeable to such request but only upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other valuable consideration the receipt of which is hereby acknowledged, Holdings, the Borrower and the Lenders agree as follows:

SECTION 1. DEFINITIONS. Unless otherwise defined herein, capitalized terms are used herein as defined in the Loan Agreement.

SECTION 2. AMENDMENTS.

2.1 Amendments to Section 1.1.

(a) Section 1.1 of the Loan Agreement is hereby amended by deleting therefrom the definitions of “ABR”, “Applicable Margin”, “Consolidated Senior Secured Debt”, “Continuing Directors”, “Eurodollar Base Rate”, “Eurodollar Rate”, “Loan”, “Pricing Grid” and “Term Percentage” in their entireties and inserting the following new definitions in the appropriate alphabetical order:

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%, (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day, and (d) 4.00% per annum (such rate specified in this clause (d), the “Minimum ABR Rate”); provided, however, that the Minimum ABR Rate shall be reduced in increments of 0.01% until the Minimum ABR Rate exceeds the rate otherwise applicable under clause (a), (b) or (c) hereof by no more than 1.50%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate or, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“Additional First Amendment PIK Fees”: as defined in Section 5.13(d).

“Additional Warrants”: as defined in Section 5.13(c).

“Aggregate Initial First Amendment PIK Fees”: 5% of the Qualifying Lenders’ Term Percentages of the Loans outstanding on the First Amendment Effective Date.

“Applicable Margin”: for each Loan, the rate per annum equal to 5.25%, in the case of Eurodollar Loans, and 4.25%, in the case of ABR Loans.

“Board Expansion Event”: as defined in Section 5.16(e)

“Consolidated Senior Secured Debt”: at any time, the aggregate amount of Consolidated Total Debt, excluding (w) the First Amendment PIK Fees, (x) the Convertible Notes, (y) any Permitted Junior Lien Debt and (z) Indebtedness that is not secured by a Lien.

“Continuing Directors”: the directors of Holdings on the Restatement Effective Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least 66 2/3% of the then Continuing Directors. Notwithstanding anything to the contrary herein, any director nominated pursuant to Section 5.16 shall be deemed to be a Continuing Director, if elected.

“Covenant Relief Equity Condition”: as defined in Section 6.1(a)

“Debt Reduction Event”: as defined in Section 5.13(a).

“Deferred First Amendment Cash Fee”: as defined in Section 5.14.

“Designated Director”: as defined in Section 5.16(a).

“Designating Lender” shall mean the Qualifying Lender (or its permitted assignee) that, as of the date of the action to be taken by a Designating Lender or other determination date as set forth herein, is the largest single holder of Loans on the date thereof as determined based solely on the records of the Borrower on such date; provided, however, that to be a Designating Lender, such Qualifying Lender (or its permitted assignee) must represent to Holdings in writing that as of the date of determination it is not a “person” or a member of a “group of persons” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) which is or has obtained rights (whether by means of warrant, options or otherwise) to become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of 19.9% or more of the capital stock of Holdings. If a Qualifying Lender (or its permitted assignee) cannot or will not make the representation required in the proviso to the immediately preceding sentence, then the Borrower shall progressively inquire of the Qualifying Lender (or its permitted assignee) with the next largest holdings of Loans until it identifies a Qualifying Lender (or its permitted assignee) which makes such representation. With respect to Section 5.16(c), the Designating Lender shall be identified based on the ownership of Loans as of January 15 of such year.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters BBA LIBOR Rates Page 3750 (or any successor or substitute page of such page) as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters BBA LIBOR Rates Page 3750 (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

; provided, however, notwithstanding the foregoing, the Eurodollar Rate shall be the greater of (x) such rate determined pursuant to the foregoing formula (such rate specified in this clause (x), the “Calculated Eurodollar Rate”) and (y) 3.00% per annum (such rate specified in this clause (y), the “Minimum Eurodollar Rate”); provided, further, that the Minimum Eurodollar Rate shall be reduced in increments of 0.01% until the Minimum Eurodollar Rate exceeds the Calculated Eurodollar Rate by no more than 1.50%.

“Exchange Offer Commencement”: the commencement of the transactions necessary to consummate a Notes Conversion Event by mailing to the holders of the Convertible Notes an offer to exchange which, if accepted by the requisite holders thereof, would constitute a Threshold Notes Conversion Event.

“Extended Threshold Notes Conversion Event”: as defined in Section 5.13(b).

“First Amendment”: the First Amendment, dated as of April 2, 2009, to this Agreement.

“First Amendment Effective Date”: the First Amendment Effective Date under and as defined in the First Amendment.

“First Amendment Cash Fee”: as defined in the First Amendment.

“First Amendment PIK Fees”: the Initial First Amendment PIK Fees and the Additional First Amendment PIK Fees.

“First Conversion Deadline”: July 2, 2009.

“Fully Diluted Common Stock”: as of the relevant date of determination, (a) all outstanding shares of common stock of Holdings plus (b) the number of shares of common stock that would be issued and outstanding at such time assuming full conversion, exercise or exchange of all outstanding restricted stock units, the previously issued Warrants or other securities, indebtedness or instruments convertible or exchangeable into common stock of Holdings; provided, however that (i) clause (b) shall exclude the number of shares of common stock of Holdings’ common stock issuable upon the conversion of the Convertible Notes pursuant to the Convertible Note Indenture or upon the exercise of stock options or the issuance of shares pursuant to stock-only stock appreciation rights (“SOSARs”), it being acknowledged that the Warrants, by their terms, will include an anti-dilution adjustment with respect to any shares of common stock of Holdings issued in respect of any Convertible Notes, stock options or SOSARs and (ii) clause (a) and clause (b) shall exclude any shares of common stock of Holdings otherwise deemed to be included in Fully Diluted Common Stock that relate to Qualified Securities first issued after the First

Amendment Effective Date in consideration for gross proceeds of at least $40,000,000 (of which at least fifty percent (50%) of the net proceeds was applied to reduce the amount of the Loans), or such lower amount as agreed to by the Required Qualifying Lenders, or pursuant to a Debt Reduction Event or Board Expansion Event or to meet the Covenant Relief Equity Condition.

“Initial First Amendment PIK Fees”: as defined in Section 2.18(a).

“Initial Warrants”: as defined in the First Amendment.

“Lease Security Documents”: as defined in Section 5.10(e).

“Loan”: any loan made, or deemed made, by any Lender pursuant to this Agreement, including without limitation, the First Amendment PIK Fees.

“Notes Conversion Event”: the retirement or conversion of Convertible Notes solely into (i) Holdings’ common stock (of the same class or series of common stock into which the Warrants are exercisable) or (ii) Qualified Securities reasonably acceptable to the Required Qualifying Lenders, in either such case in accordance with Section 5.13.

“Qualified Securities”: (i) Holdings’ common stock (of the same class or series of common stock into which the Warrants are exercisable), (ii) any other Capital Stock of Holdings that does not (A) require the payment of any dividends (other than dividends payable solely in shares of Qualified Securities) or (B) mature and or is or becomes mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (C) give the holder thereof the option, or automatically, convert or exchange into any Indebtedness, Capital Stock or other assets other than Qualified Securities, in the case of clauses (A), (B) or (C), prior to the date that is 91 days after the payment in full of the Loans and provides that the right to receive cash payments or any other property of Holdings (other than additional Qualified Securities) in respect of the Qualified Securities is subordinate, in all respects, to the payment in full of the Loans; provided, however, that such Qualified Securities may be redeemable upon a “change in control,” a sale of all or substantially all of the assets of Holdings, or a similar liquidity event so long as the absolute priority of payment of the Loans is provided for consistent with this clause (ii) and (iii) any other Capital Stock of Holdings otherwise agreed to with the consent of the Required Qualifying Lenders.

“Qualifying Independent Director Nominee”: an individual that (a) would be deemed an independent director of Holdings for purposes of the definition contained in Rule 4200 of the rules of the NASDAQ Stock Market; (b) is independent of any Lender; and (c) is not required to make any affirmative disclosure in response to Item 401(f) of Regulation S-K (without regard to any purported assessment of materiality contained in the first sentence of such rule).

“Qualifying Lenders”: as defined in Section 3(b) of the First Amendment.

“Registration Rights Agreement”: as defined in the First Amendment.

“Required Qualifying Lenders”: at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Loans then outstanding consisting of First Amendment PIK Fees.

“Second Conversion Deadline”: August 31, 2009.

“Term Percentages”: as the context may require, (i) as to any Lender which made a Loan on the Restatement Effective Date, the percentage which such Lender’s Term Commitment then constitutes of the Term Commitments (or, at any time after the Restatement Effective Date, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans made on the Restatement Effective Date and then outstanding) and (ii) as to any Lender which is deemed to have received a First Amendment PIK Fee on or after the First Amendment Effective Date, the percentage which the aggregate principal amount of such Lender’s First Amendment PIK Fees then outstanding constitutes of the aggregate principal amount of the First Amendment PIK Fees made on or after First Amendment Effective Date and then outstanding.

“Third Conversion Deadline”: October 30, 2009.

“Threshold Notes Conversion Event”: as defined in the First Amendment.

“Warrant Agreement”: as defined in the First Amendment.

“Warrants”: as defined in the First Amendment.

(b) Section 1.1 of the Loan Agreement is hereby amended by amending the definition of Excess Cash Flow by (i) deleting the “and” immediately before the reference to clause (b)(vii) and substituting in lieu thereof a comma, and (ii) adding immediately after clause (b)(vii) the following new clause (viii): “and (viii) any amortization of the First Amendment Cash Fee or the Deferred First Amendment Cash Fee, as applicable, in accordance with GAAP to the extent the First Amendment Cash Fee or the Deferred First Amendment Cash Fee, as applicable, is not included in arriving at such Consolidated Net Income”.

(c) Section 1.1 of the Loan Agreement is hereby amended by amending the definition of Interest Period by deleting the phrase “one, two, three or” contained in each of clauses (a) and (b) thereof.

(d) Section 1.l of the Loan Agreement is hereby amended by amending the definition of Security Documents by inserting after the word Mortgage the following: “, the Lease Security Documents”.

2.2 Amendment to Section 2.9(d). Section 2.9(d) is hereby amended by inserting immediately after the phrase “provided that” the following:

“(x) interest accruing on any First Amendment PIK Fees shall be paid-in-kind by a deemed making of an additional First Amendment PIK Fee by the Lenders of such First Amendment PIK Fees on each Interest Payment Date and (y)”.

2.3 Amendment to Section 2.12(b). Section 2.12(b) of the Loan Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following new Section 2.12(b):

“(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans made on the Restatement Effective Date shall be made pro rata according to the outstanding principal amounts of such Loans then owed to the applicable Lenders thereof. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the First Amendment PIK Fees deemed made on or after the First Amendment Effective Date shall be made pro rata according to the outstanding principal amounts of such First Amendment PIK Fees then held by the applicable Lenders thereof as of the date of such payment. Prepayments of the Loans pursuant to Section 2.5 shall be applied, (x) in the case of the Loans made on the Restatement Effective Date, first, to the immediately succeeding twelve months’ scheduled amortization payments in direct order of maturity and, second, to reduce all remaining respective installments thereof ratably according to the amounts of such installments after giving effect to all prior reductions thereto and (y) in the case of the First Amendment PIK Fees, to the outstanding principal amount thereof. The amount of each principal prepayment of the Loans being made pursuant to Section 2.6 shall be applied (x) in the case of the Loans made on the Restatement Effective Date, to reduce the then remaining installments of the Loans pro rata based upon the then remaining principal amounts thereof after giving effect to all prior reductions thereto and (y) in the case of the First Amendment PIK Fees, to the outstanding principal amount thereof. Amounts prepaid on account of the Loans may not be reborrowed.”.

2.4 Amendment to Section 2. Section 2 of the Loan Agreement is hereby amended by adding at the end thereof immediately after Section 2.17 the following new Section 2.18:

“2.18. First Amendment PIK Fees. (a) On the First Amendment Effective Date, each Qualifying Lender shall be deemed to have made, and the Borrower shall be deemed to have borrowed, a Loan (an “Initial First Amendment PIK Fee” and collectively, the “Initial First Amendment PIK Fees”) in the aggregate principal amount equal to such Qualifying Lender’s pro rata share of the Aggregate Initial First Amendment PIK Fees, calculated based on the amount of Loans held by such Qualifying Lender on the First Amendment Effective Date (prior to giving effect to the First Amendment and, prior to giving effect to the Excess Cash Flow payment for the 2008 fiscal year due under Section 2.6(d) if made on or prior to the First Amendment Effective Date) as a fraction of the aggregate amount of Loans held by all Qualifying Lenders on the First Amendment Effective Date (prior to giving effect to the First Amendment). The Initial First Amendment PIK Fees shall initially be Eurodollar Loans with Interest Periods of six months and thereafter may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.7.

(b) Each Qualifying Lender shall be deemed to have made, and the Borrower shall be deemed to have borrowed, the Additional First Amendment PIK Fees, if any, as and when required by Section 5.13. The Additional First Amendment PIK Fees, if any, shall initially be Eurodollar Loans with Interest Periods of six months and thereafter may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.7.

(c) The First Amendment PIK Fees shall be paid in full on the Maturity Date.”.

2.5 Amendment to Section 5.10. Section 5.10 of the Loan Agreement is hereby amended by adding at the end of such Section the following new paragraph (e):

“(e) On and after the First Amendment Effective Date, Holdings, the Borrower and the other Loan Parties shall cooperate with the Administrative Agent and the Lenders, and shall use their commercially reasonable best efforts to obtain consents necessary to grant leasehold mortgages in favor of the Administrative Agent, for the benefit of the Agents and the Lenders, and to execute and deliver a recordable memorandum of the applicable lease with respect to which such consent has been granted, in respect of (i) the fifty (50) most profitable retail locations of the Loan Parties and (ii) for those retail locations for which the lease either (A) provides the relevant Loan Party the unilateral right to execute and deliver a memorandum of lease and a leasehold mortgage over such retail location with no further consent of the landlord, or (B) contains language permitting the relevant Loan Party to seek the consent of the landlord for a memorandum of lease and a leasehold mortgage, such consent not to be unreasonably withheld (collectively, in the case of the leases specified in clauses (i) and (ii) above, the “Applicable Leases”). Holdings, the Borrower and the applicable Loan Parties shall provide the

Administrative Agent with such information as the Administrative Agent or the Required Lenders may reasonably request to confirm the identification of the Applicable Leases. Upon obtaining any such landlord consents, the applicable Loan Party shall execute and deliver leasehold mortgages and, to the extent reasonably available from the landlords, subordination, non-disturbance and attornment agreements (collectively, the “Lease Security Documents”) with respect to the Applicable Lease, reasonably satisfactory to the Required Lenders, in favor of the Administrative Agent, for the ratable benefit of the Lenders, and to take all such actions that are necessary or desirable to provide the Administrative Agent, for the ratable benefit of the Lenders, the benefit of such Lease Security Documents. Notwithstanding anything to the contrary in this Agreement, the parties agree that to the extent that (i) any of the Applicable Leases provides that the landlord has the right to terminate the lease or modify the terms thereof as a result of the Borrower requesting consent to a leasehold mortgage or memorandum of lease or any other Lease Security Document, and the lease further provides that the Borrower does not have the right to withdraw the request and terminate the landlord’s termination or modification rights, (ii) the landlord under any Applicable Lease requires a material fee or other material compensation in exchange for consenting to a leasehold mortgage or memorandum of lease of any other Lease Security Document, or (iii) the Borrower, in the exercise of its reasonable business judgment and in consultation with the Required Lenders, determines that requesting consent to a leasehold mortgage or any other Lease Security Document will jeopardize ongoing negotiations with a landlord regarding rent reduction or other economic concessions, the Borrower shall not be required to pursue consent to a leasehold mortgage or any other Lease Security Document for such Applicable Lease. The Administrative Agent and the Lenders hereby agree to take such actions as reasonably requested by Holdings to allow Holdings, the Borrower and the applicable Loan Parties to execute and deliver similar Lease Security Documents to the lenders under the ABL Facility Agreement as contemplated by the terms of the Intercreditor Agreement; provided that the Liens evidenced thereby shall be junior and subordinated to the Liens in favor of the Administrative Agent in respect of such collateral pursuant to the terms of the Intercreditor Agreement.”.

2.6 Amendment to Section 5. Section 5 of the Loan Agreement is hereby amended by adding at the end thereof immediately after Section 5.12 the following new Sections 5.13, 5.14, 5.15 and 5.16:

“5.13 Notes Conversion Event. (a) By the First Conversion Deadline, Holdings shall have consummated one or more Notes Conversion Events for 75% or more of the aggregate principal amount of Convertible Notes outstanding as of the First Amendment Effective Date (a “Threshold Notes Conversion Event”) or the Borrower shall have prepaid, at par, and reduced the then outstanding principal amount of the Loans (exclusive of any First Amendment PIK Fees) to $128,000,000 or less with the net cash proceeds from the issuance of Qualified Securities (the “Debt Reduction Event”).

(b) If a Threshold Notes Conversion Event or the Debt Reduction Event has not been consummated by the First Conversion Deadline, the period to effect a Threshold Notes Conversion Event or the Debt Reduction Event shall be automatically extended until the Second Conversion Deadline by (i) an extension fee being deemed to be earned in kind, and each

Qualifying Lender being deemed to have made a Loan (a “90-Day Extension PIK Fee”), in an aggregate principal amount equal to 5.00% of the sum of such Qualifying Lender’s Term Percentage of the Loans outstanding as of such date, which 90-Day Extension PIK Fee shall be earned on the terms set forth in Section 2.18, and (ii) Holdings issuing to each Qualifying Lender its ratable share of warrants to purchase fifteen percent (15%) of the Fully Diluted Common Stock of Holdings measured as of the First Conversion Deadline (the “90-Day Warrants”) on the same terms as the Initial Warrants; provided, however, that if (x) the Borrower has extended the period to effect a Threshold Notes Conversion Event until the Second Conversion Deadline, (y) an Exchange Offer Commencement has occurred on or before July 1, 2009 and (z) the Threshold Notes Conversion Event occurs on or before July 21, 2009 (the “Extended Threshold Notes Conversion Event”), then the 90-Day Extension PIK Fee and the 90-Day Warrants which shall have been paid and/or issued on the First Conversion Deadline shall be deemed cancelled.

(c) If the period to effect a Threshold Notes Conversion Event or the Debt Reduction Event has been extended pursuant to the immediately preceding paragraph and a Threshold Notes Conversion Event or the Debt Reduction Event has not been consummated by the Second Conversion Deadline, the period to effect a Threshold Notes Conversion Event or the Debt Reduction Event shall be automatically extended until the Third Conversion Deadline by (i) an extension fee being deemed to be earned in kind, and each Qualifying Lender being deemed to have made a Loan (a “150-Day Extension PIK Fee”), in an aggregate principal amount equal to 5.00% of the sum of such Qualifying Lender’s Term Percentage of the Loans outstanding as of such date, which 150-Day Extension PIK Fee shall be earned on the terms set forth in Section 2.18, and (ii) Holdings issuing to each Qualifying Lender its ratable share of warrants to purchase fifteen percent (15%) of the Fully Diluted Common Stock of Holdings measured as of the Second Conversion Deadline (the “150-Day Warrants”, and collectively with the 90-Day Warrants, the “Additional Warrants”) on the same terms as the Initial Warrants.

(d) If the period to effect a Threshold Notes Conversion Event or the Debt Reduction Event has been extended pursuant to the immediately preceding paragraph and a Threshold Notes Conversion Event or the Debt Reduction Event has not been consummated by the Third Conversion Deadline, an amendment fee in kind to each Qualifying Lender shall have been deemed to be earned and each Qualifying Lender shall be deemed to have made a Loan (a “210-Day Amendment PIK Fee”, and collectively with the 90-Day Extension PIK Fee, the 150-Day Extension PIK Fee, the “Additional First Amendment PIK Fees”) in an aggregate principal amount equal to 5.00% of the sum of such Qualifying Lender’s Term Percentage of the Loans outstanding as of such date, which 210-Day Extension PIK Fee shall be earned on the terms set forth in Section 2.18, and the Qualifying Lenders shall be deemed to have waived the requirement set forth in Section 5.13(a).

(e) For purposes of determining the incurrence date of, and calculation of interest on, any Additional First Amendment PIK Fees, such Additional First Amendment PIK Fees shall be deemed to have been made, (i) in the case of any 90-Day Extension Fee, on July 2, 2009, (ii) in the case of any 150-Day Extension Fee, on August 31, 2009, and (iii) in the case of any 210-Day Amendment Fee, on October 30, 2009. For the avoidance of doubt, any Notes Conversion Event consummated pursuant to the terms of Section 5.13 shall be permitted under Section 6.9.

5.14 Deferred First Amendment Cash Fee. In consideration for each Qualifying Lender’s consent to the First Amendment and the amendments and provisions contained therein, each Qualifying Lender shall be deemed to have earned a cash fee on the First Amendment Effective Date equal to 2.00% on the sum of such Lender’s Term Percentage of the Loans outstanding as of the First Amendment Effective Date, such fee to be payable on November 30, 2009 (the “Deferred First Amendment Cash Fee”).

5.15 Required Qualifying Lenders Waiver. Notwithstanding anything in Section 5.13, 5.14 or 5.16(b) or in this Agreement to the contrary, any making of the Aggregate Initial First Amendment PIK Fees, any making of the Additional First Amendment PIK Fee, any obligation to issue Additional Warrants, any amendment, supplement or other modification to or of the Warrant Agreement or the Registration Rights Agreement, and any obligation to name an additional Designated Director to the board of directors of Holdings, may be waived, modified or amended solely with the consent of the Borrower and the Required Qualifying Lenders.

5.16 Board Representatives. (a) The Designating Lender shall be entitled to appoint two (2) members of the Holdings’ Board of Directors as soon as practical after the First Amendment Effective Date. If not provided to the Borrower on or prior to the execution of the First Amendment, as soon as practical after the First Amendment Effective Date, the Designating Lender as of the First Amendment Effective Date shall provide to the Nominating and Corporate Governance Committee of the Board of Directors of Holdings (the “Nominating Committee”) in writing the names of three Qualifying Independent Director Nominees along with reasonable background data on each such nominee (such notice, a “Nomination Notice”), each of which nominees shall (i) make himself or herself available on reasonable notice for a telephonic interview with the Nominating Committee regarding such nominee’s qualifications and the proxy disclosure that will be required for such nominee and (ii) confirm in writing that the nominee will serve if elected to the board of directors of Holdings. Within thirty (30) days of receipt of such Nomination Notice, Holdings shall cause two of the Qualifying Independent Director Nominees to be named to the board of directors of Holdings (any such director, a “Designated Director”); provided, that an equitable extension in this period will be imposed in the event of delay by the nominee in submitting to an interview of the Nominating Committee or a nominee is determined not to be a Qualifying Independent Director. One of the Designated Directors shall be appointed to the Restructuring Committee of the Board of Directors and one of the Designated Directors shall be appointed to the Audit Committee of the Board of Directors, subject to the candidate meeting the NASDAQ requirements and the requirements specified in Rule 10A-3 under the Securities Exchange Act of 1934 (including without limitation Rule 10A-3(b)(1) without regard to any of the exemptions therefrom) for inclusion on the Audit Committee.

(b) If the Borrower has not effected either (i) a Threshold Notes Conversion Event or a Debt Reduction Event by the First Conversion Deadline or (ii) the Extended Threshold Notes Conversion Event by July 22, 2009, then, on or after July 22, 2009, the Designating Lender as of such date shall be entitled to appoint an additional member of the Holdings’ Board of Directors. The Designating Lender may promptly thereafter provide to the Nominating Committee in writing the names of at least two Qualifying Independent Director

Nominees along with reasonable background data on each such nominee, each of which nominees shall (x) make himself or herself available on reasonable notice for a telephonic interview with the Nominating Committee regarding such nominee’s qualifications and the proxy disclosure that will be required for such nominee and (y) confirm in writing that the nominee will serve if elected to the Board. Within thirty (30) days of receipt of such Nomination Notice, Holdings shall cause one of the Qualifying Independent Director Nominees to be named to the board of directors of Holdings as a Designated Director, which election may be accomplished by increasing the size of the board of directors of Holdings from seven (7) members to eight (8); provided, that an equitable extension in this period will be imposed in the event of delay by the nominee in submitting to an interview of the Nominating Committee or a nominee is determined not to be a Qualifying Independent Director.

(c) On or after January 15 and prior to February 15 of each year, the Designating Lender as of January 15 of such year may, in its discretion, advise the Nominating Committee of any change it desires to make in the identity of any Designated Director for purposes of the directors to be nominated by the board of directors at Holdings’ annual meeting of stockholders. In the event any such change is desired, the Designating Lender as of January 15 of such year shall, no later than February 15 of such year, provide the Nominating Committee with the names of at least two Qualifying Independent Director Nominees for each directorship to be designated, along with reasonable background data on each such nominee. Each Qualifying Independent Director Nominee shall (i) make himself or herself available on reasonable notice for a telephonic interview with the Nominating Committee regarding such Qualifying Independent Director Nominee’s qualifications and the proxy disclosure that will be required for such Qualifying Independent Director Nominee and (ii) confirm in writing that such Qualifying Independent Director Nominee will serve if elected to the board of directors. Holdings shall cause any such new nominees, or if not replaced, the sitting Designated Directors, to be included among management’s nominees for election to the board of directors at the annual meeting of stockholders.

(d) In the event that any Designated Director ceases to be a member of the board of directors of Holdings for any reason, such director shall promptly be replaced by following the procedures established in Section 5.16(a) or (b), as appropriate.

(e) Holdings further covenants that (i) for so long as its obligations under Section 5.16(a) continue in effect, at no time from and after Holding’s next annual meeting of stockholders shall the number of directors on its board of directors be more than seven (7) directors, and (ii) for so long as its obligations under Section 5.16(b) continue in effect, at no time shall the number of directors on its board of directors be more than eight (8) directors, in each instance, without the consent of the Required Qualifying Lenders; provided, however, that in connection with a new investment in the equity securities of Holdings pursuant to which Holdings has received at least $50,000,000 in gross cash proceeds from the issuance of Qualified Securities the net proceeds of which was applied to reduce the amount of the Loans at par or pursuant to a dutch auction made available to all Lenders and conducted in accordance with procedures reasonably acceptable to the Required Lenders (a “Board Expansion Event”), the board may be further expanded to provide any such new investor with representation on the board of directors approximately proportionate with the ownership position acquired by such investor; provided, however, that the board shall not be expanded beyond ten members. The action to elect a Designated Director to the board of directors of Holdings or the nomination of any such director for election at any meeting of stockholders of Holdings shall be approved solely by the members of the board of directors excluding any then sitting Designated Director provided that, at all times, such action shall be taken by not less than 66-2/3% of the Continuing Directors then in office. No Designated Director shall be a member of the Nominating and Corporate Governance Committee.

(f) Notwithstanding any provision of this Section 5.16 to the contrary, at such time that the total principal amount of Loans outstanding and the other Obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full, whether pursuant to a refinancing, replacement facility or otherwise, the total number of Designated Directors appointed pursuant to this Section 5.16 shall be reduced to zero, and Holdings shall no longer have any obligation to comply with the provisions of this Section 5.16. Upon election, each Designated Director will agree in writing to submit his or her resignation from the board of directors of Holdings upon the request of the Nominating and Corporate Governance Committee if this Section 5.16(f) results in a reduction in the number of Designated Directors and the resignation of such director is intended to result in compliance with the terms hereof.

(g) For the avoidance of doubt, the only Person with the right to designate a Designated Director hereunder is the Designating Lender at the relevant time of determination and neither the Designating Lender, the Borrower nor Holdings shall be required to take direction from any other Person, including any other Lender, with respect to such matter.

(h) Holdings and the Borrower acknowledge that the Lenders will be irreparably damaged if any of the provisions of this Section 5.16 are not performed in accordance with their specific terms in all material respects or are otherwise breached. Accordingly, it is agreed that Lenders shall be entitled to an injunction to prevent breaches of this Section 5.16 and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, in addition to any other remedy to which the parties hereto may be entitled at law or in equity including, without limitation the right to declare an Event of Default under the Loan Agreement. No bond or other similar undertaking shall be required of any party seeking relief under this Section.”.

2.7 Amendments to Section 6.1.

(a) Section 6.1(a) of the Loan Agreement is hereby amended by (i) deleting therefrom the portion of the table for March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009 and inserting in lieu thereof the following:

Fiscal Quarter	Consolidated Senior Secured Leverage Ratio
March 31, 2009	6.25 to 1.00
June 30, 2009	8.00 to 1.00
September 30, 2009	9.00 to 1.00
December 31, 2009	7.75 to 1.00

and (ii) adding the following after the table contained therein:

“; provided that if (x) Holdings has received $40,000,000 in gross cash proceeds from the issuance of Qualified Securities the net proceeds of which was applied to reduce the amount of the Loans at par or pursuant to a dutch auction made available to all Lenders and conducted in accordance with procedures reasonably acceptable to the Required Lenders (“Covenant Relief Equity Condition”), (y) a Threshold Notes Conversion Event has occurred, and (z) the maturity date of the ABL Facility Agreement is extended until, or the maturity date of any replacement facility to the ABL Facility is, no earlier than June 21, 2011, the maximum Consolidated Senior Secured Leverage Ratio for the period ending on each of March 31, 2010, shall be 6.63 to 1.00, June 30, 2010 shall be 5.50 to 1.00, September 30, 2010 shall be 4.38 to 1.00 and December 31, 2010 shall be 3.25 to 1.00; provided, further that for purposes of the covenant contained in this Section 6.1(a), and notwithstanding anything to the contrary in subsection (i) of the definition of “Consolidated EBITDA”, Consolidated EBITDA shall be increased by the amount of any non-cash charges or expenses incurred in connection with the First Amendment or the transactions contemplated thereby, without limitation as to amount, to the extent such non-cash charges or expenses are reflected as a charge in the statement of Consolidated Net Income for such period. For the avoidance of doubt, any reference to a date in this Section 6.1(a) shall be deemed to be the last date of the respective fiscal quarter of the Borrower closest to such date specified herein under the Borrower’s current 52/53 week fiscal year system.”.

(b) Section 6.1(b) of the Loan Agreement is hereby amended by (i) deleting therefrom the portion of the table for March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009 and inserting in lieu thereof the following:

Fiscal Quarter	Consolidated Fixed Charge Coverage Ratio
March 31, 2009	0.900 to 1.00
June 30, 2009	0.800 to 1.00
September 30, 2009	0.775 to 1.00
December 31, 2009	0.800 to 1.00

and (ii) adding the following after the table contained therein:

“; provided that if (x) Holdings has met the Covenant Relief Equity Condition, (y) a Threshold Notes Conversion Event has occurred, and (z) the maturity date of the ABL Facility Agreement is extended until, or the maturity date of any replacement facility to the ABL Facility is, no earlier than June 21, 2011, the minimum Consolidated Fixed Charge Coverage Ratio for the period ending on each of March 31, 2010 shall be 0.85 to 1.00, June 30, 2010 shall be 0.90 to 1.00, September 30, 2010 shall be 0.95 to 1.00 and December 31, 2010 shall be 1.00 to 1.00; provided, further that for purposes of the covenant contained in this Section 6.1(b), and notwithstanding anything to the contrary in subsection (i) of the definition of “Consolidated EBITDA”, Consolidated EBITDA shall be increased by the amount of any non-cash charges or expenses incurred in connection with the First Amendment or the transactions contemplated thereby, without limitation as to amount, to the extent such non-cash charges or expenses are reflected as a charge in the statement of Consolidated Net Income for such period. For the avoidance of doubt, any reference to a date in this Section 6.1(b) shall be deemed to be the last date of the respective fiscal quarter of the Borrower closest to such date specified herein under the Borrower’s current 52/53 week fiscal year system.”.

2.8 Amendment to Section 6.7. Section 6.7 of the Loan Agreement is hereby amended by deleting the amounts in the column entitled “Maximum Capital Expenditures” opposite the fiscal years 2009 and 2010 and in each case inserting in lieu thereof “$20,000,000”.

2.9 Amendment to Section 7. Section 7 of the Loan Agreement is hereby amended by inserting the word “or” after clause (l) and inserting the following new clauses (m) and (n): “(m) Holdings’ common stock (or other securities into which the Warrants are exercisable) ceases to be listed on a national securities exchange or quoted on the NASDAQ Global Market or an established automated over-the-counter trading market in the United States; or (n) Holdings or Borrower shall be in material default under the Registration Rights Agreement or Warrant Agreement and such default shall continue unremedied for a period of fifteen (15) days following receipt by Holdings or the Borrower of written notice of such default.”

SECTION 3. CONDITIONS PRECEDENT.

This Amendment is being entered into as of the date first set forth above and shall become effective on April 3, 2009 (the “First Amendment Effective Date”) if the following conditions have been satisfied or waived:

(a) Execution and Delivery. The Administrative Agent shall have received (including receipt by facsimile or electronic mail) counterparts of this Amendment duly executed by (i) each Loan Party and (ii) the Required Lenders;

(b) Fees and Expenses. (i) The Administrative Agent shall have received (A) for the account of each Lender entitled thereto, a fee in an amount equal to 1.00% of such Lender’s Term Percentage of the Loans outstanding on the First Amendment Effective Date (the “First Amendment Cash Fee”), which shall be payable only to each Lender that has delivered (including by way of facsimile or electronic mail) its executed signature page to this Amendment to the attention of Scott Forchheimer of Latham & Watkins LLP, telecopy number: 202-637-2201, email: scott.forchheimer@lw.com, with a copy to (x) the attention of Jean Chen of Simpson Thacher & Bartlett LLP, telecopy number: 212-455-2502, email: jchen@stblaw.com and (y) the attention of Barry Rutcofsky of Kasowitz, Benson, Torres & Friedman LLP, telecopy number: 212-506-1800, email: brutcofsky@kasowtiz.com, on or before 12:00 p.m. (New York City time) on April 2, 2009 (such Lender, a “Qualifying Lender”), only if Holdings and the Borrower execute this Amendment and (B) all reasonable, out-of-pocket or agreed upon fees and accrued expenses of the Administrative Agent required to be paid by the Borrower, and (ii) the Aggregate Initial First Amendment PIK Fees shall be deemed to have been made on the First Amendment Effective Date, in accordance with Section 2.18(a) of the Loan Agreement;

(c) Warrants. Each Qualifying Lender shall have received (i) a warrant agreement, in form and substance reasonably satisfactory to such Qualifying Lender (the “Warrant Agreement”), executed by each of the parties thereto; and (ii) a registration rights agreement, in form and substance reasonably satisfactory to such Qualifying Lender (the “Registration Rights Agreement”), executed by each of the parties thereto; and

(d) No Defaults. No Default or Event of Default shall have occurred and be continuing on the First Amendment Effective Date after giving effect to this Amendment.

SECTION 4. POST-CLOSING UNDERTAKING.

4.1 Security. As soon as practical after the First Amendment Effective Date but in no event later than May 3, 2009 (or such later date as the Required Lenders may otherwise agree), the Loan Parties shall (a) execute and deliver such documentation as the Administrative Agent or the Required Lenders shall reasonably request, in form and substance reasonably satisfactory to the Required Lenders, to grant a security interest to the Administrative Agent for the benefit of the Agents and the Lenders in such assets of the Loan Parties located in any jurisdiction other than the United States, and (b) pledge to the Administrative Agent, for the benefit of the Agents and the Lenders, no more than 65% of the total outstanding voting stock of any Excluded Foreign Subsidiary, to the extent not previously pledged. Notwithstanding anything in this Section 4.1 to the contrary, no Loan Party shall be required to take any actions in order to perfect the security interest granted to the Administrative Agent for the benefit of the Agents and the Lenders under the laws of any jurisdiction outside the United States. The Administrative Agent and the Lenders hereby agree to take such actions as reasonably requested by Holdings to allow Holdings, the Borrower and the applicable Loan Parties to execute and deliver similar documentation as specified in this Section 4.1 to the lenders under the ABL Facility Agreement as contemplated by the terms of the Intercreditor Agreement.

4.2 Warrants. (a) Prior to or promptly after the First Amendment Effective Date, Holdings shall request from NASDAQ an exception from the stockholder approval requirements pursuant to the procedure established in Section 4350(i)(2) and, upon the granting thereof, shall promptly give the notice required by final paragraph of Rule 4350(2), and the obligation of Holdings to issue the warrants provided for herein shall be conditioned upon the grant of the foregoing approval and mailing of notice (provided that, it shall be an Event of Default under Section 7(d) of the Loan Agreement if Holdings shall not have made such request as provided in this Section 4.2 within 45 days after the First Amendment Effective Date); provided, further that it shall be an Event of Default under Section 7(d) of the Loan Agreement if Holdings shall not have received the waiver from the stockholder approval requirement or the requisite shareholders’ approval to issue the Initial Warrants and the Additional Warrants on or before the Issuance Date, and (b) on or before the 65th day after the First Amendment Effective Date (the “Issuance Date”), Holdings shall have issued, and each Qualifying Lender shall have received, for the benefit of such Qualifying Lender (provided such Lender provides customary representations under applicable securities laws, including that it is either an “accredited investor” or a “qualified institutional buyer”) its ratable share of warrants to purchase 19.9% of the Fully Diluted Common Stock of Holdings measured as of the First Amendment Effective Date, $0.01 par value, for an exercise price of $0.01 per share, pursuant to the Warrant Agreement (the “Initial Warrants”, and together with the Additional Warrants, if any, the “Warrants”) (it being understood that failure to issue the Initial Warrants pursuant to this Section 4.2 shall constitute an Event of Default under Section 7(c) of the Loan Agreement).

4.3 Collateral Audit. On and after the First Amendment Effective Date, the Borrower shall cooperate with the Administrative Agent and the Required Lenders to complete a Collateral review in for the purpose of confirming that all liens, security interests and pledges granted to the Administrative Agent for the benefit of the Agents and the Lenders pursuant to the Security Documents have been duly perfected.

SECTION 5. GENERAL.

5.1 Warrant Agreement and Registration Rights Agreement; Separation of Warrants and Loans. (a) By its signature to this Amendment, each Qualifying Lender shall be deemed individually and not jointly, to be a signatory to, and be bound by, and receive the benefits of, the provisions of the Warrant Agreement and the Registration Rights Agreement.

(b) In connection with the receipt of Warrants pursuant to the terms of the Warrant Agreement and this Amendment, each Qualifying Lender hereby represents and warrants, individually and not jointly, to the Loan Parties that (i) such Qualifying Lender is (A) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transaction is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or (B) an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended) and (ii) on the date of issuance of Warrants hereunder and after giving effect thereto, such Qualifying Lender and its affiliates, do not hold more than 4.75% of the outstanding shares of Capital Stock of Holdings; provided, however, that with respect to this clause (ii) the Company shall upon the written request of any Lender grant a waiver to the foregoing 4.75% limitation to the extent, but only the extent, such limitation is exceeded by the Lender solely in respect of Warrants or shares of common stock of Holdings issued or to be issued upon the exercise of Warrants held by such Lender.

(c) So long as the ABL Facility (or any refinancing, replacement or successor revolving line of credit facility to the ABL Facility) contains a change of control or other restriction relating to the ownership or control of 20% or more of the capital stock of Holdings passing to any “person” or “group of persons” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), each Qualifying Lender covenants, individually and not jointly, that it shall not at any time be a “person” or “group of persons” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) that becomes or obtains rights (whether by means of warrant, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Securities Exchange Act of 1934, as amended) directly or indirectly, of 19.9% or more of the capital stock of Holdings. No Qualifying Lender shall be subject to any of the restrictions set forth in this Section 5.1(c) if (a) Holdings shall have entered into a definitive agreement providing for, or, in the case of clause (ii) below, the Holdings’ Board of Directors of shall have recommended in favor of, (i) any direct or indirect acquisition or purchase by any “person” or “group of persons” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) of a majority of the Holdings common stock, (ii) any tender offer or exchange offer that if consummated would result in any “person” or “group of persons” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) acquiring a majority of the common stock of Holdings or (iii) any merger, consolidation, share exchange or other business combination involving Holdings which, if consummated, would result in the stockholders of Holdings immediately prior to the consummation of such transaction ceasing to own at least a majority of the equity interests in the surviving entity (or any direct or indirect parent of such surviving entity); (b) any “person” or “group of persons” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended)(other than Holdings, and Qualifying Lender or any “group of persons” that includes a Lender) acquires 20% or more of the number of then outstanding shares of common stock of Holdings; or (c) an Event of Default under the Loan Agreement shall have occurred and be continuing; provided, however, that no event identified in clauses (a), (b) or (c) shall be effective to terminate the first sentence of this Section 5.1(c) if the lenders under the ABL Facility have provided a waiver, amendment or similar accommodation such that the event is not a default or an event of default under the ABL Facility (it being understood that Holdings shall use reasonable commercial efforts, but without the requirement that it pay any amendment fee, to obtain similar relief from the 19.9% ownership limitation provided for in the first sentence of this Section 5.1(c) for the benefit of the Qualifying Lenders).

(d) In connection with the receipt of Warrants pursuant to the terms of the Warrant Agreement and this Amendment, each Qualifying Lender hereby covenants and agrees, individually and not jointly, that it shall not, directly or indirectly (i) assign, participate or otherwise transfer all or any portion of its interest in any Loan to any other Person without simultaneously assigning or participating to the same Person all Warrants (in each case, in accordance with the terms of the relevant provisions of the Loan Agreement or Warrant Agreement, as applicable) issued contemporaneously and in connection with such Loan, if any, or (ii) otherwise permit any Warrant to be held separately from the Loan with respect to which it was issued. The Qualifying Lenders hereby acknowledge that Holdings and the Borrower will not give effect whatsoever to any purported transfer of the Warrants or the Loans to the extent not in compliance with this Section 5.1(d) and the Loan Agreement.

5.2 Representations and Warranties of the Loan Parties. (a) In order to induce the Lenders to enter into this Amendment, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and the Lenders that after giving effect to this Amendment, the representations and warranties of Holdings and the Borrower contained in the Loan Agreement and the Security Documents are true and correct on and as of the First Amendment Effective Date (after giving effect hereto) as if made on and as of the First Amendment Effective Date (except (x) where such representations and warranties expressly relate to an earlier date in which case such representations and warranties were true and correct in all material respects as of such earlier date and (y) as set forth on Annex I to this Amendment which exceptions, individually or in the aggregate, would not give rise to a Material Adverse Effect); provided that all references to “this Agreement” in the Loan Agreement and to the “Loan Agreement” in any Security Document shall be and are deemed to mean the Loan Agreement as amended hereby;

(b) In order to induce the Lenders to enter into this Amendment, Holdings and the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that each of Holdings and the Borrower has all necessary corporate power and authority to execute and deliver this Amendment; the execution and delivery by each such party of this Amendment have been duly authorized by all necessary corporate action on its part; and this Amendment has been duly executed and delivered by each such party and constitutes each such party’s legal, valid and binding obligation, enforceable in accordance with its terms; and

(c) In order to induce the Lenders to enter into this Amendment, Holdings and the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that pursuant to the Loan Agreement and the Security Documents, the Obligations are secured by liens on and security interests in all of the assets of the Loan Parties to the extent required by the Loan Documents and requested by the Administrative Agent, including without limitation, all property described in Section 5.10 of the Loan Agreement.

(d) In order to induce the Lenders to enter into this Amendment, Holdings and the Borrower hereby represent and warrant to the Administrative Agent and the Lenders: (i) they have been advised by counsel in the negotiation, execution and delivery of this Amendment; (ii) the Board of Directors and Holdings has determined that the execution and delivery of the Amendment and the consummation of the transactions contemplated hereby are in the best interests of Holdings, the Borrower and each of its subsidiaries; (iii) the terms and conditions contained herein were bargained for at arms’ length; (iv) neither the Administrative Agent nor any Lender (as such) has any fiduciary, special, or heightened relationship with or duty to Holdings or the Borrower arising out of or in connection with this Amendment, the Loan Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on the one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and (v) no joint venture is created hereby, by the Loan Agreement or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

(e) In order to induce the Lenders to enter into this Amendment, Holdings and the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that the amount of the Excess Cash Flow Payment due for fiscal year 2008 is no less than $14,500,000 and will be paid on or prior to April 10, 2009.

5.3 Notice of Effectiveness. The Administrative Agent shall promptly advise the Lenders, Holdings and the Borrower that this Amendment has become effective as of the First Amendment Effective Date.

5.4 Full Release; Covenant Not To Sue: It is the intention of the parties to extinguish all settled claims and, consistent with such intention, the parties waive any and all rights, to the extent permitted by law, under Section 1542 of the California Civil Code, if applicable, or any other applicable similar state law, federal law or principle of common law, which may have the effect of limiting the releases set forth above. Section 1542 of the California Code provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Holdings, the Borrower and each Guarantor hereby confirm that, as of the First Amendment Effective Date, they have absolutely no claims, defenses, offsets or counterclaims against any Agent or any Lender with respect to the Loans, this Amendment or the Loan Documents (including, without limitation, the Intercreditor Agreement). Holdings, Borrower and each Guarantor hereby release the Agents, the Lenders and their respective officers, directors, shareholders, employees, affiliated entities, attorneys and agents of each of the foregoing, and their respective successors and assigns (the “Lender Released Parties”) from any claims, counterclaims, demands, actions, causes of actions, suits, debts, costs, dues, sums of money, accounts, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, expenses and liabilities whatsoever, known or unknown, at law or in equity, irrespective of whether such claims arise out of contract, tort, violation of laws or regulations or otherwise, which Holdings, the Borrower or any Guarantor, respectively, ever had, now has or hereafter can, shall or may have against the Lender Released Parties or any of them for, upon, or by reason of any matter, cause or thing whatsoever form the beginning of the world to and including the date of this Amendment in connection with the Loans, this Amendment and the Loan Documents (including without limitation the Intercreditor Agreement) contemplated thereby or relating in any manner whatsoever to the Loans, this Amendment and the Loan Documents (including without limitation the Intercreditor Agreement). No such claims, defenses, offsets or counterclaims shall be valid or effective as against any of the Lender Released Parties and all such claims, defenses, offsets and counterclaims are hereby unconditionally and irrevocably waived for all purposes.

Each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Lender Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Lender Released Party on the basis of any claim released, remised and discharged by such Loan Party pursuant to the above release. If any Loan Party or any of its successors, assigns or other legal representations violates the foregoing covenant, such Loan Party, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Lender Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Released Party as a result of such violation.

5.5 APPLICABLE LAW AND JURISDICTION. THIS AMENDMENT HAS BEEN EXECUTED AND DELIVERED IN NEW YORK, NEW YORK, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5.6 Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

5.7 Consent of Guarantors. Each of the Guarantors acknowledges and consents to all of the terms and conditions of this Amendment and agrees that this Amendment does not operate to reduce or discharge such Guarantor’s obligations under the Guarantee and Collateral Agreement or the other Loan Documents to which such Guarantor is a party. Each of the Guarantors confirms and agrees that the Guarantee and Collateral Agreement is and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, upon the effectiveness of, and on and after the date of the Amendment, each reference in such Guarantee and Collateral Agreement to the Loan Agreement “thereunder”, “thereof” or words of like import referring to the Loan Agreement shall mean and be a reference to the Loan Agreement as amended or modified by the Amendment.

5.8 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of Holdings and the Borrower and each of their respective successors and assigns, and upon the Agents and the Lenders and their successors and assigns. The execution and delivery of this Amendment by any Lender prior to the First Amendment Effective Date shall be binding upon its successors and assigns and shall be effective as to any loans or commitments assigned to it after such execution and delivery.

5.9 Continuing Effect. Except as expressly amended or waived hereby, the Loan Agreement and the other Loan Documents shall continue to be and shall remain in full force and effect in accordance with their respective terms. This Amendment shall not constitute an amendment or waiver of any provision of the Loan Agreement or the other Loan Documents not expressly referred to herein and shall not be construed as (or indicate the Lenders’ willingness to agree to) an amendment, waiver or consent to any action on the part of the Borrower that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein. The Administrative Agent and the Lenders expressly reserve the right to exercise all of their rights and remedies under the Loan Agreement, the other Loan Documents and applicable law at any time in respect of the occurrence and continuance of any Event of Default or Default.

5.10 Headings. Section headings used in this Amendment are for convenience of reference only, are not part of this Amendment and are not to affect the constructions of, or to be taken into consideration in interpreting, this Amendment.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

EDDIE BAUER HOLDINGS, INC.

By:	/s/ McNeil S. Fiske, Jr.
Name: McNeil S. Fiske, Jr.
Title: President

EDDIE BAUER, INC.

By:	/s/ McNeil S. Fiske, Jr.
Name: McNeil S. Fiske, Jr.
Title: President

GUARANTORS:

EDDIE BAUER FULFILLMENT SERVICES, INC.

By:	/s/ McNeil S. Fiske, Jr.
Name: McNeil S. Fiske, Jr.
Title: President

EDDIE BAUER SERVICES, LLC

By:	/s/ McNeil S. Fiske, Jr.
Name: McNeil S. Fiske, Jr.
Title: President

EDDIE BAUER INFORMATION TECHNOLOGY, LLC

By:	/s/ McNeil S. Fiske, Jr.
Name: McNeil S. Fiske, Jr.
Title: President

Signature Page to First Amendment

EDDIE BAUER DIVERSIFIED SALES, LLC

By:	/s/ McNeil S. Fiske, Jr.
Name: McNeil S. Fiske, Jr.
Title: President

EDDIE BAUER INTERNATIONAL DEVELOPMENT, LLC

By:	/s/ McNeil S. Fiske, Jr.
Name: McNeil S. Fiske, Jr.
Title: President

Signature Page to First Amendment